             [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                                June 23, 1995






MERRY LAND & INVESTMENT COMPANY, INC.
624 Ellis Street
Augusta, GA  30901

     RE:  Public Offering of 7 1/4% Notes due 2005 of
          Merry Land & Investment Company, Inc. (the "Offering")

Ladies and Gentlemen:

     We have acted as counsel to Merry Land & Investment Company, Inc. (the "Company") in connection with the referenced Offering with respect to the proposed sale of up to $120,000,000 aggregate principal amount of the Company's 7 1/4% Notes due 2005 (the "Senior Notes").

     We are familiar with the articles of incorporation, as amended, and by-laws of the Company, the Prospectus Supplement dated June 20, 1995 filed with Registration Statement #33-57453 (the "Prospectus Supplement"), and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

     2. All proceedings necessary to authorize the offering of the Senior Notes have been taken.

     3. The Senior Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable in accordance with their terms, except that the enforceability thereof may be limited by or subject to (a) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other similar laws now or hereafter existing which affect the rights and remedies of creditors generally and
(b) equitable principles of general applicability;

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the Offering and reference to this opinion in the Prospectus Supplement.



                              HULL, TOWILL, NORMAN
                              & BARRETT, P.C.